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                      AMENDMENT No. 3_ TO LICENSE AGREEMENT
                      -------------------------------------

         This Amendment No. 3 to the License Agreement dated October 26, 2004 (the "License Agreement"), is made by and between STANDARD & POOR'S, a division of The McGraw-Hill Companies, Inc. ("S&P"), a New York corporation, having an office at 55 Water Street, New York, NY 10041, and Nuveen Asset Management ("Licensee"), a Delaware Corporation, having an office at 333 West Wacker Drive, Chicago, IL 60606, on behalf of the Nuveen Equity Premium and Growth Fund. The effective date of this Amendment No. 3 is November 28, 2005.

                                   WITNESSETH:
                                   -----------

         WHEREAS, S&P and Licensee wish to amend the License Agreement for the purpose of adding a new product and amending the fee structure;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the License Agreement.

         2. Exhibit A of the Agreement is hereby amended by adding the following product:

         Product #4: Nuveen Equity Premium and Growth Fund is a closed end fund whose primary investment objective is to provide a high level of current income and gains. The Nuveen Equity Premium and Growth Fund's secondary objective is to seek capital appreciation consistent with the Nuveen Equity Premium and Growth Fund's strategy and its primary investment objective. The Nuveen Equity Premium and Growth Fund will invest in an equity portfolio that seeks to


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         substantially replicate price movement of the S&P 500 Index and is designed to support the index option strategy.

         3. Exhibit B of the Agreement is hereby amended to add the following:

         The annual License Fee for Product #4 shall be the greater of $10,000 (the "Minimum Annual Fee") or one and one half basis points (.00015) of the average daily account value of the Product, computed quarterly. The Minimum Annual Fee shall be payable on the Commencement Date and each one-year anniversary thereof.

         Amounts in excess of the Minimum Annual Fee (i.e., the "Excess Fee") shall be paid to S&P within thirty (30) days after the close of each calendar quarter in which they are incurred; each such payment shall be accompanied by a statement setting forth the basis for its calculation.

         For purposes of calculating the Excess Fee, only those assets invested in the stocks mirroring the S&P 500 shall be counted. For avoidance of doubt, if the fund is 100% invested in the S&P 500 Index, the annual License Fee shall be the greater of $10,000 or one and one half basis points (.00015) of 100% of the average daily net assets of the Product. If the fund is 50% invested in the S&P 500 Index and the balance of the fund is invested in other assets as set forth in the prospectus, then the License Fee shall be the greater of $10,000 or one and one half basis points (.00015) of 50% of the average daily net assets of the Product.

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         Licensee shall provide a quarterly written statement setting forth the asset allocation of the fund for the previous quarter. The parties agree that the terms upon which License Fees are calculated pursuant to this Exhibit B shall be considered "Confidential Information" for purposes of Subsection 8( c ) of this Agreement.

         4. All other terms of the Agreement, including Amendment No.1 and Amendment No. 2, shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be executed as of the date first set forth above.

NUVEEN ASSET MANAGEMENT                     STANDARD & POOR'S, a division
                                            of The McGraw-Hill Companies, Inc.

BY:                                         BY:
   ------------------------                    -----------------------------

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(Print Name)                                (Print Name)

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(Print Title)        (Date)                 (Print Title)           (Date)
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